Exhibit 23.3

November 27, 2013

Boards of Directors

Clifton MHC

Clifton Savings Bancorp, Inc.

Clifton Savings Bank

1433 Van Houten Avenue

Clifton, New Jersey 07015-2149

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Form AC Application for Conversion for Clifton MHC and in the Form S-1 Registration Statement for Clifton Bancorp Inc., in each case as amended and supplemented. We also hereby consent to the inclusion of, summary of and reference to our Appraisal and our statements concerning subscription rights and liquidation rights in such filings including the prospectus of Clifton Bancorp Inc. and to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,

RP® FINANCIAL, LC.

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